EXHIBIT 2.2

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

American depositary shares (“ADSs”) of Fuxing China Group Limited (“we,” “our,” “our Company,” or “us”) are intended to be listed and traded on the Nasdaq Capital Market under the symbol “FFFZ”, and in connection with this listing (but not for trading), our ADSs are registered under Section 12(b) of the Exchange Act. Each ADS represents 15 of our ordinary shares, par value Singapore dollars (“S$”) $0.02 per share (“Ordinary Shares”). This exhibit contains a description of the rights of the holders of Ordinary Shares and ADSs.

Description of Ordinary Shares

The following description is a summary of the material information concerning our Ordinary Shares, including brief summaries of the relevant provisions of our memorandum of association and our second amended and restated Bye-laws (“Amended and Restated Bye-laws”). Because it is a summary, this discussion should be read together with our memorandum of association and our Amended and Restated Bye-laws.

Pre-emptive Rights (Item 9.A.3 of Form 20-F)

Pursuant to our Amended and Restated Bye-laws, except as permitted under the rules or regulations of the Designated Stock Exchange or any direction given by our shareholders in general meeting, all new shares before issue may be required to be offered by the Company to such persons who as at the date of the offer are entitled to receive notices from the Company of general meetings in proportion, as far as the circumstances admit, to the amount of the existing shares to which they are entitled.

Under our Amended and Restated Bye-laws, “Designated Stock Exchange” refers to the Singapore Exchange Securities Trading Limited (“SGX-ST”) for so long as the shares of the Company are listed or quoted on the SGX-ST, or the Nasdaq Stock Market and/or any other stock exchange in the United States of America on which any shares of the Company or American depositary shares representing shares of the Company are listed for trading, or such other stock exchange which is an appointed stock exchange for the purposes of the Bermuda Companies Act in respect of which the shares of the Company are listed or quoted and where such appointed stock exchange deems such listing or quotation to be the primary listing or quotation of the shares of the Company.

Pursuant to our Amended and Restated Bye-laws, neither the Company nor our board of directors are obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to shareholders or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, it would or might, in the opinion of our board of directors, be unlawful or impracticable.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

We were incorporated as an exempted company under the Companies Act 1981, as amended, of Bermuda, or the “Bermuda Companies Act,” on October 2, 2006. As of the date of this annual report, our authorized share capital is S$200,000,000 divided into 10,000,000,000 shares, par value of S$0.02 per share. We currently only have one class of shares, namely Ordinary Shares. As of the date of this annual report, 17,205,438 Ordinary Shares are issued and outstanding (excluding 19,027,720 treasury shares). All of our Ordinary Shares issued and outstanding are fully paid, save for 18,750,000 Ordinary Shares which are nil paid and held as treasury shares by the Company.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

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Rights of Shareholders of our Ordinary Shares (Item 10.B.3 and 10.B.4 of Form 20-F)

Holders of our Ordinary Shares have no redemption, conversion or sinking fund rights. Pursuant to our Amended and Restated Bye-laws, except as permitted under the rules or regulations of the Designated Stock Exchange or any direction given by our shareholders in general meeting, all new shares before issue may be required to be offered by the Company to such persons who as at the date of this annual report are entitled to receive notices from the Company of general meetings in proportion, as far as the circumstances admit, to the amount of the existing shares to which they are entitled. Holders of our Ordinary Shares are entitled to one vote per share on all matters submitted to a poll vote of holders of Ordinary Shares and do not have any cumulative voting rights. In the event of our liquidation, dissolution or winding-up, the holders of our Ordinary Shares are entitled to share ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preferences shares.

Voting Rights

Generally, unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of our Ordinary Shares at a general meeting require approval by a simple majority of votes of shareholders present or represented by proxy at a general meeting at which a quorum is present, with no provision for cumulative voting. Pursuant to our Amended and Restated Bye-laws, votes (whether on a show of hands or by way of poll) may be cast by such means, electronic or otherwise, and in such manner as our directors or the chairman of the meeting may determine.

If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each fully paid Ordinary Share entitled to vote on such resolution. A poll may be demanded under the Amended and Restated Bye-laws by:

●	the chairman of the meeting;

●	at least three shareholders present in person or represented by proxy;

●

any shareholder or shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting;

●

a shareholder or shareholders present in person or represented by proxy holding shares in the Company conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares of the Company conferring that right; or

●

where The Central Depository (Pte) Limited (the “Depository”) or a clearing house or a central depository entity is a shareholder, by at least three proxies representing the Depository or the clearing house or the central depository entity (as the case may be).

If required by the listing rules of the Designated Stock Exchange, all resolutions at general meetings shall be voted by poll (unless such requirement is waived by the Designated Stock Exchange).

Unless our board of directors otherwise determines, no shareholder shall be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Under Bermuda law, if a company holds shares as treasury shares, the company shall be entered in the register of members as the member holding the shares but the company is not permitted to exercise any rights in respect of those shares, including any right to attend and vote at meetings, and any purported exercise of such a right is void.

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Dividend Rights

Under Bermuda law, a company may not declare or pay dividends or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realisable value of the company’s assets would thereby be less than its liabilities.

Under our Amended and Restated Bye-laws, each Ordinary Share is entitled to dividends if, as and when dividends are declared by our board of directors or approved by the Company in general meeting in accordance with the Bye-laws and the Bermuda Companies Act. Subject to the Bermuda Companies Act and our Amended and Restated Bye-laws, our board of directors may from time to time declare a dividend to be paid to the shareholders. Subject to the Bermuda Companies Act and our Amended and Restated Bye-laws, our shareholders in general meeting may also from time to time declare a dividend to be paid to the shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors.

Pursuant to our Amended and Restated Bye-laws, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of the Company until claimed, and any dividend unclaimed after a period of six years from the date of declaration shall be forfeited and shall revert to the Company.

Under Bermuda law, no dividend or other distribution (whether in cash or otherwise) shall be paid or made to the company in respect of shares held by the company as treasury shares.

Dividends, if any, on the Ordinary Shares will be at the discretion of our board of directors, and will depend on our future operations and earnings, capital requirements, surplus and general financial condition and other factors as our board of directors may deem relevant.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class; or (ii) with the sanction of a special resolution passed by a majority of not less than three-fourths of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing at least one-third in nominal value of the issued shares of the relevant class is present. Our Amended and Restated Bye-laws specify that the special rights conferred upon the holders of any shares or class of shares will not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Meetings of Shareholders

Under Bermuda law, a company, unless it elects to dispense with the holding of annual general meetings in accordance with the Bermuda Companies Act, is required to convene at least one general meeting each calendar year. The directors of a company, notwithstanding anything in such company’s bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of voting at general meetings of the company, duly convene a special general meeting. Our Amended and Restated Bye-laws provide that our board of directors may, whenever it thinks fit, convene a special general meeting.

Bermuda law requires that shareholders be given at least five days’ notice of a general meeting of the Company. Under our Amended and Restated Bye-laws, at least 14 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to attend and vote at such meeting, and a general meeting at which the passing of a special resolution is to be considered is to be called by not less than 21 days’ notice. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the issued shares entitled to vote at such meeting. The accidental omission to give notice to or non-receipt of a notice of a meeting by any person does not invalidate the proceedings at a meeting.

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Our Amended and Restated Bye-laws state that no business, other than the appointment of a chairman of a meeting, can be transacted at a general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. The quorum required for a general meeting of shareholders is (a) for so long as any shares of the Company or American depositary shares representing shares of the Company are listed on Nasdaq, two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting; or (b) in any other case, two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorised representative, provided that if the Company shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at a general meeting of the Company held during such time.

Under our Amended and Restated Bye-laws, any notice from the Company to any shareholders may be given in writing or by cable, telex or by electronic means (including facsimile and electronic mail) and any such notice may be delivered either personally or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at, such registered address or by transmitting it by electronic means (including facsimile and electronic mail) to any such address or number supplied by the shareholder to the Company for the giving of notice to him. Notices may also be served by advertisement in appointed newspapers (as defined in the Bermuda Companies Act) or in newspapers published daily and circulating generally in the territory of and in accordance with the requirements of the Designated Stock Exchange. In the case of joint holders of a share, notices will be given to that one of the joint holders whose name stands first in the register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders. Any notice sent by post shall be deemed to have been served on the day after despatch. Any notice sent by cable, telex or by electronic means (including facsimile or electronic mail) or publication in a newspaper shall be deemed to be served at the time of the relevant despatch or transmission by electronic means or publication (as the case may be). Pursuant to our Amended and Restated Bye-laws, our board of directors may deliver any information or documents to shareholders by publication of an electronic record of such information or documents on a website and sending the shareholders a notice of their availability and including therein details of the publication of the information or documents on the website, the address of the website, the place on the website where the information or documents may be found, how the information or documents may be accessed on the website, if the information or documents are not available on the website on the date of notification, the date on which it will be available and how a shareholder is to notify the Company of his election to receive the information or documents in physical form if he wishes to receive the same in physical form (which the Company shall provide upon such request). Service of such information or documents is deemed to have occurred when (i) the shareholder is notified in accordance with bye-law 158A(1) of our Amended and Restated Bye-laws and (ii) the information or document is published on the website.

Access to Books and Records

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

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Election and Removal of Directors

Pursuant to our Amended and Restated Bye-laws, the shareholders of the Company may at a general meeting appoint a person to be a director of the Company either as an additional director or to fill a casual vacancy. Our board of directors may from time to time appoint a person as a director of the Company either to fill a casual vacancy or, where a maximum number of directors has been determined by our shareholders and the shareholders have authorised our board of directors to appoint additional directors, as an additional director of the Company.

Our Amended and Restated Bye-laws provide that each director shall retire from office at least once every 3 years. However, a retiring director is eligible for re-election at the meeting at which he retires. A director who was appointed by our board of directors holds office until the next annual general meeting of the Company, at which time such director shall retire and is eligible for re-election at that meeting.

Any shareholder wishing to propose for election at a general meeting as a director someone who is not an existing director or is not proposed by our board of directors must give notice of the intention to propose the person for election at least 11 clear days before the general meeting.

A director may be removed by ordinary resolution of the shareholders at a general meeting, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our Amended and Restated Bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a special resolution passed by a majority of not less than three-fourths of the votes cast by our shareholders and, for so long as the shares of the Company are listed on the SGX-ST, the prior written approval of the SGX-ST.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favour of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons at least holding or representing more than one-third of the issued shares of the company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favour of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

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Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Amended and Restated Bye-laws contain a provision by virtue of which our shareholders agree to waive any claim or right of action that they might have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer in the performance of his duties, except in respect of any fraud or dishonesty of such director or officer.

Transfer of Ordinary Shares

Subject to the disclosure below, pursuant to our Amended and Restated Bye-laws, a shareholder may transfer title to all or any of his Ordinary Shares by completing an instrument of transfer in such form acceptable to our board of directors provided that the Company shall accept for registration an instrument of transfer in a form approved by the Designated Stock Exchange. The instrument of transfer is required to be signed by or on behalf of the transferor and the transferee, provided that an instrument of transfer in respect of which the transferee is the Depository or a clearing house or a central depository entity or its nominee(s) shall be effective although not signed by or on behalf of the Depository or the clearing house or the central depository entity or its nominee(s) (as the case may be). The transferor shall be deemed to remain the holder of the Ordinary Shares until the name of the transferee is entered in our register of members in respect thereof.

Our board of directors may, in its absolute discretion and without assigning any reason therefor, refuse to register any transfer of any share which is not a fully paid share or on which the Company has a lien or, except in the case of a transfer to executors, administrators or trustees of the estate of a deceased shareholder, a transfer of any share to more than 3 joint holders. Our board of directors may also decline to recognize an instrument of transfer of a share unless:

•	the instrument of transfer is duly stamped, if required by law, and lodged with us;

•

the instrument of transfer is accompanied by the relevant share certificate for the shares to which it relates, and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

•	the instrument of transfer is in respect of only one class of shares;

•	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained; and

•

a fee of such sum (not exceeding two Singapore dollars (S$2.00) or such other maximum sum as the Designated Stock Exchange may determine to be payable) as our board of directors may from time to time require is paid to the Company in respect thereof.

If our board of directors refuses to register a transfer of any share, it shall, within one (1) month after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

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In accordance with the provisions of the Exchange Control Act 1972, as amended, and related regulations of Bermuda, the permission of the Bermuda Monetary Authority (the “BMA”) is required for all issuances and transfers of shares (which includes the Ordinary Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any equity securities of the Bermuda company (which, in the case of the Company, would include the Ordinary Shares) are listed on an appointed stock exchange (which includes Nasdaq and the SGX-ST). In granting the general permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this annual report.

The abovementioned general permission of the BMA for transfers of securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes, would apply to transfers of our Ordinary Shares for so long as the Ordinary Shares remain listed on an appointed stock exchange. In the event that the Ordinary Shares are delisted from the SGX-ST, it will be necessary to obtain the prior permission of the BMA to transfer such Ordinary Shares to any transferee, subject to any applicable general permissions issued by the BMA.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the Bermuda Companies Act or imposed by our Amended and Restated Bye-laws on the rights of non-residents of Bermuda or non-Bermudians to hold or exercise voting rights on our Ordinary Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our Amended and Restated Bye-laws contain provisions that could delay or prevent a change of control of our Company that a shareholder might consider favorable. These provisions include, among others:

•

subject to the prior approval of our shareholders, our board of directors is permitted to issue any of the authorized but unissued shares and to fix the price, rights, preferences and restrictions of any such shares, provided that, among other things, no shares shall be issued to transfer a controlling interest in the Company without the prior approval of our shareholders in general meeting;

•	provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders;

•

the approval of a majority of not less than three-fourths of the votes cast by our shareholders, being entitled so to do, voting in person or by proxy, is required to effect amendments to our Bye-laws; and

•	the requirement for shareholders wishing to propose a person for election as a director to give the Company advance written notice of nomination of such person for the election of director.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Ownership Threshold (Item 10.B.8 of Form 20-F)

Our Amended and Restated Bye-laws contains provisions to the effect that for so long as the shares of the Company are listed on the SGX-ST, directors and Substantial Shareholders (having the meaning ascribed to it in section 81(1) and 81(2) of the Companies Act 1967 of Singapore) of the Company shall give notice to the Company of particulars of their interests in the shares of our Company and any change in such interests. The requirement to give notice under Bye-law 167 of our Amended and Restated Bye-laws does not apply to the Depository or a clearing house or a central depository entity (or its nominee(s)).

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Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

With respect to Items 10.B.2 to 10.B.8, the Company has identified in the responses above where provisions of the Bermuda Companies Act applicable to the Company is significantly different from the comparable Delaware law.

Changes in Capital (Item 10.B.10 of Form 20-F)

There are no provisions in our Amended and Restated Bye-laws governing changes in our Company’s share capital more stringent than is required by law or by the rules and regulations of the SGX-ST.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 15 Ordinary Shares (or a right to receive 15 Ordinary Shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Singapore. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly, (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly, by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  The rights of holders of our Ordinary Shares will be governed by Bermuda law and our memorandum of association and Bye-laws. The depositary will be the holder of the shares underlying your ADSs.  As a registered holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

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Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses.  You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so.  It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid.  It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Material Income Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution.  The depositary will only distribute whole ADSs.  It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.  The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses.  To the extent the depositary does not do any of those things, it will allow the rights to lapse.  In that case, you will receive no value for them.  The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so.  If the depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary.  U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice.  It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash.  Alternatively, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.  However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution.  The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.  U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.  We have no obligation to register ADSs, shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

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Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.  However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security.  The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent.  If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you.  Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote.  For instructions to be valid, they must reach the depositary by a date set by the depositary.  The depositary will try, as far as practical, subject to the laws of Bermuda and the provisions of our Bye-laws or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders.  If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares.  However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs.  In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or underlying Ordinary shares represented by the ADSs, such as stock transfer taxes, stamp duty or withholding taxes

As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.  The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them.  The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees.  The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders.  In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

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The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary.  Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account.  The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith.  The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.  Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.  In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement.  However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

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Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you will be deemed, by continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so.  The depositary may initiate termination of the deposit agreement, if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date.  At any time after the termination date, the depositary may sell the deposited securities.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs.  Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process.  The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold.  The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

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Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary.  We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

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Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time, except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs.  DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant.  Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

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Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities.  The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.  You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

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